FOR IMMEDIATE RELEASE
Contact: Investor Relations Department
Telephone:  712-732-4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES SECOND QUARTER EARNINGS:

     (Storm Lake, Iowa - April 17, 1998) First Midwest is pleased to announce net income of $987,000, or $.36 per share, for the 1998 fiscal year second quarter ended March 31, 1998, prior to taking a one-time charge to its provision for loan losses in the amount of $1.5 million. The one-time charge relates to mismanagement and possible fraud by one loan officer who is no longer with the Company and resulted in a net loss for the second quarter of $513,000, or $.19 per share.

     The Company has contacted the proper authorities and is in the process of investigating the extent of the mismanagement and possible fraud, as well as the Company's avenues of recourse. James S. Haahr, Chairman of the Board, President and CEO of First Midwest, stated that "while the investigation has not been completed, the matter appears to be an isolated incident. The Company remains very strong financially and customer deposits were not affected and continue to be federally insured."
Second quarter earnings of $.36 per share, excluding the charge, represent a per share increase of over 24 percent from second quarter last year when earnings were $850,000, or $.29 per share.

     Net income for the first six months of the 1998 fiscal year was $1,976,000, or $.71 per share, prior to the $1.5 million one-time charge to provision for loan losses, and $476,000, or $.17 per share, after the charge. This compares to $1,803,000, or $.62 per share, for the same period last year.

     Stockholders of record on March 16, 1998, received a quarterly cash dividend of $.12 per share, a 33% increase from the $.09 per share paid quarterly during the previous year. This quarterly cash dividend was paid on April 1, 1998. The Company has increased dividends each year since its first cash dividend on January 5, 1995.

     At March 31, 1998, assets of First Midwest totaled $405.4 million, compared to $404.6 million at the beginning of the fiscal year. Stockholders' equity totaled $42.1 million, or $15.92 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at March 31, 1998.

     During this quarter, First Midwest shares traded between $21.88 and $23.25. The stock of First Midwest Financial, Inc.
trades on the Nasdaq National Market under the symbol "CASH".


CORPORATE PROFILE:
First Midwest Financial, Inc., is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.